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                                                                    Exhibit 99.3
                                                                    ------------

                                                               DAVOX CORPORATION

Contact: John J. Connolly
Vice President Finance &
Chief Financial Officer
         (978) 952-0245
FOR IMMEDIATE RELEASE



DAVOX CORPORATION TO ACQUIRE ANSWERSOFT, INC.

Westford, MA and Richardson, TX (March 10, 1998) -- Davox Corporation (Nasdaq/NM:DAVX) and AnswerSoft, Inc. today announced the signing of a definitive agreement pursuant to which Davox will acquire AnswerSoft in a tax-free, stock-for-stock transaction which will be accounted for as a pooling-of-interests.

Under the terms of the agreement, which has been unanimously approved by the Boards of Directors of both companies, Davox expects to issue 2,448,897 shares of its common stock. The combined pro forma total revenue and pro forma net income of the two companies for the year ended December 31, 1997 were $83,553,000 and $14,921,000, respectively. Davox expects the transaction to be dilutive to its earnings for periods before and immediately following the transaction. After expense and sales-related synergies anticipated to result from the combination of the two companies, the transaction is expected to be slightly accretive to earnings by the fourth quarter of 1998. Davox anticipates a nonrecurring charge in the second quarter of 1998 relating to this transaction.

In a joint statement, Alphonse M. Lucchese, Chairman and Chief Executive Officer of Davox, and David W. Brandenburg, Chief Executive Officer of AnswerSoft, said:
"This merger positions our combined companies as premiere solution providers in the growing inbound and outbound call center markets."

Mr. Lucchese added: "I am very pleased that AnswerSoft will be joining the Davox family. After looking at a number of other acquisition opportunities, it was clear that AnswerSoft's management philosophy, product direction, and commitment to customer satisfaction make it an excellent addition to our team."

Mr. Lucchese said that AnswerSoft is anticipated to operate as a wholly owned subsidiary of Davox. Mr. Lucchese further added that the AnswerSoft management team will report directly to Davox President Louis Marianacci.

In commenting on the strategic importance of the merger, Mr. Marianacci noted:
"This merger will have tremendous benefits for companies with call centers. We expect that the combination of AnswerSoft's Concerto product line and Davox's newly introduced LYRICall browser-based application/scripting design software will provide best-in-class solutions for our call center customers. The simplicity of the products means that there is little or no learning curve for supervisors and agents in the creation, customization, and use of applications and scripts."

AnswerSoft Co-Founder and Chairman, Jeanne A. Bayless, said: "Davox and AnswerSoft are known for their excellent records in deploying world class call center solutions and their shared commitment to customer satisfaction. After the merger, our goal will be to provide the most comprehensive, highly-integrated, end-to-end solution available for inbound, outbound and blended call center environments."

"Davox's Unison and IN/UNISON systems and AnswerSoft's Concerto product lines are highly sophisticated, yet easily customizable to meet unique call center needs," said Ms Bayless who added, "Our goal is to continue to provide superior products and service that shorten the costly delays in system implementation that are being experienced with most of the "one-off" solutions being offered in the marketplace today."
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Consummation of the merger is subject to shareholder approval of both Davox and
AnswerSoft. Shareholders are expected to vote in late May 1998, with consummation of the transaction expected shortly thereafter.

Davox Corporation, founded in 1981, is a leading supplier of unified call center solutions for businesses involved in collection, telemarketing, telesales, customer service, fund-raising and other mission-critical customer contact activities. Its Unison family of call center management solutions combine open system, client/server, and relational database technology with sophisticated applications and superior customer support. Davox was ranked 16th in the Boston Globe's 1997 Top 100 Companies, 9th in the Boston Herald's 1997 HeraldHundred, and 23rd among the Best Small Corporations in the United States according to a 1997 article in Business Week Magazine. More information about Davox and its products and services can be obtained from the company's Web site at www.davox.com.

AnswerSoft, founded in 1993, delivers industry leading Inter-Application Automation (IAA) solutions that optimize the value of customer-to-company interactions, personalizing service for telephone and Internet customer contacts. AnswerSoft consistently delivers award-winning products based on technological breakthroughs such as smart screen pop, intelligent call routing, data mining and Internet-enabled call centers. The company's customers include:
Thomson Consumer Electronics, Compaq Computer Corporation, Gateway 2000, Sonoco, and Prudential Insurance of America. AnswerSoft was ranked 3rd among the "1997 Fast Tech 50," a premiere business award recognizing the 50 fastest-growing high technology companies in the Dallas metroplex. For further information, visit AnswerSoft's Web site at www.answersoft.com.

In addition to historical information contained herein, this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, including the statements made in the second paragraph regarding expected results of operations upon consummation of the transaction, and are subject to the safe harbors created thereby. The company's future actual results could differ materially from the forward-looking statements discussed or implied herein because of risks or uncertainties including, but not limited to, the difficulty of integrating the two companies, the potential failure to achieve the beneficial synergies expected to result from the merger, risks associated with competition and competitive pricing pressures, technological change, new product introduction and market acceptance, the ability of Davox to attract and retain key personnel, general economic conditions in the United States and worldwide markets served by Davox, and those other factors discussed from time to time in Davox's public reports filed with the Securities and Exchange Commission, such as those discussed under "Factors Which May Affect Future Operating Results" in Davox's quarterly reports on Form 10-Q and annual report on Form 10-K.

Note: Davox and Unison are registered trademarks and LYRICall and IN/UNISON are trademarks of Davox Corporation. AnswerSoft is a registered trademark and Concerto is a trademark of AnswerSoft, Inc.